Exhibit 99.(a)(4)

ALUMINUM CORPORATION OF CHINA
No. 62 North Xizhmen Street
10082 Beijing, China

VIA FACSIMILE

June 14, 2007

Peru Copper Inc.
Suite 1050-625 Howe Street
Vancouver, British Columbia
V6C 2T6

ATTENTION: J. David Lowell

Dear Sir:

Reference is made to the Support Agreement, dated as of June 10, 2007 between Peru Copper Inc. and Aluminum Corporation of China.

Pursuant to Section 10.10 of the Support Agreement, we hereby give notice of the designation of Chinalco Canada B.C. Holdings Ltd., a British Columbia corporation and a direct wholly-owned subsidiary of Chinalco, as a party to the Support Agreement and to be deemed the “Offeror” thereunder.

Sincerely,

ALUMINUM CORPORATION OF CHINA

By:	/s/ Xiao Yaqing
Name: Xiao Yaqing
Title: President

The undersigned confirms and agrees to be bound by the terms of the Support Agreement as of the date hereof and shall have all the rights and obligations as the Offeror thereunder.

CHINALCO CANADA B.C. HOLDINGS LTD.

By:	/s/ Zhao Zhengang
Name: Zhao Zhengang
Title: Director

Acknowledged by Peru Copper Inc.

Per:	/s/ J. David Lowell
Name: J. David Lowell
Title:

cc:	Paul Stein (Cassels Brock & Blackwell LLP)
Daniel M. Miller (Dorsey & Whitey LLP)
Joyce Lee (McCarthy Tètrault LLP)